Westway Group, Inc. Announces Third Quarter 2009 Financial Results

NEW ORLEANS, Nov. 9 /PRNewswire-FirstCall/ -- Westway Group, Inc. (OTC Bulletin Board: WTWG) announced today the financial results for the three-month period ended September 30, 2009.

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Third Quarter Highlights

  The results for both the Bulk Liquid Storage and Liquid Feed Supplement segments showed improvements in the third quarter over the previous 2009 quarterly pro forma results.

  Launched a $3.8 million expansion of the Port Allen terminal facility, located in Baton Rouge, Louisiana;

  Named Steve Boehmer President of Westway Feed Products, LLC;

  Completed $20 million acquisition of the storage assets, contractual relationships, and property of Southside River-Rail Terminal, Inc., located in Cincinnati, Ohio;

  Total bulk storage capacity reached approximately 350 million gallons and the storage utilization rate averaged 95%;

  Feed tonnage totaled 330,000, and Feed operating margin improved due to increased sales of higher margin products.

In commenting on the Company's performance, Peter Harding, CEO, stated, "we are excited about the results of both the bulk liquid storage and liquid feed supplements businesses in the first full quarter of consolidated operations as part of Westway Group, Inc. Their financial results are in keeping with our expectations, and they are reflective of management's commitment to improving efficiency and long-term shareholder value."

"We have achieved several milestones during this quarter which are consistent with Westway's strategy for growth through infill expansion of existing facilities, development of new facilities, and acquisitions.  In this regard, we added 35 million gallons of capacity to our terminal business with completion of the Southside River-Rail acquisition, and we also continued our expansion program for the Baton Rouge terminal facility at Port Allen.  Both of these projects are expected to be accretive to our cash flows and earnings stream in 2010.  Our new development projects at Gray's Harbor in Washington State and the phase 4 expansion of our Houston 1 facility are on schedule for completion in the fourth quarter of this year.  We are excited about the future growth opportunities for Westway both in terms of our global footprint as well as an increasing emphasis on relationship building through branding of the Westway name and reputation for consistent, quality customer service."

Three-month Actual Results for the two operating segments of Westway (operation for full 2009 third quarter)

3 Month Actual Ended September 30, 2009
	Bulk Liquid Storage	Liquid Feed Supplement
Revenue	$17.6 Million	$56.1 Million
Gross Profit (adjusted for other operating costs and expenses)	$10.0 Million	$7.1 Million
Gross Profit Margin	56.8%	12.7%
EBITDA (1)	$7.9 Million	$4.2 Million

In the third quarter, compared to second quarter pro forma results discussed below, Bulk Liquid Storage revenue increased as a result of new business, and this increased revenue was coupled with a decline in payroll expenses due to management restructuring and the elimination of certain redundancies. Liquid Feed Supplement revenue remained constant while margins on this revenue improved in the third quarter 2009, due to increased sales of higher margin products and a decline in expenses from management restructuring. Also, the months of April through July are traditionally seasonal low months for our Liquid Feed Supplements business, whereas the fall and winter months are normally the strongest.

For the three-month period ended September 30, 2009, the actual results for the operating segments are presented above compared to the pro forma results for three-month period ended June 30, 2009 are presented below (as though these businesses operated for a full quarter).

Three-month Pro forma Results for the two operating segments of Westway (operation of the acquired storage and feed businesses for full 2009 second quarter as if the businesses were acquired on April 1, 2009 instead of the actual acquisition date of May 28, 2009)

3 Month Pro forma Ended June 30, 2009
	Bulk Liquid Storage	Liquid Feed Supplement
Revenue	$16.9 Million	$56.5 Million
Gross Profit (adjusted for other operating costs and expenses)	$9.7 Million	$4.5 Million
Gross Profit Margin	57.4%	8.0%
EBITDA (1)	$7.7 Million	$1.8 Million

Three-month Actual Consolidated Results- Summary of results of operations of two operating segments and the non-operating Corporate Segment.

	3 Month Ended September 30
	2009	2008
Revenues	73,705	--
Gross Profit (adjusted for other operating costs and expenses)	17,071	--
EBITDA (2)	9,843	--
Net income applicable to common stockholders	3,084	342
Earnings per share basic	$0.05	$0.02
Earnings per share diluted	$0.05	$0.01

Note 2 - Includes corporate segment results, including selling, general & administrative expenses of $2.2 million.

The actual results for the three-month period ended September 30, 2008 consist solely of Shermen WHC acquisition company-the non-operating special purpose acquisition corporation-which was renamed Westway Group, Inc. on May 29, 2009.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our form 10-Q filed today and other SEC filings.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing  approximately 350 million gallons of total bulk liquid storage shell capacity and 37 facilities producing 1.7 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America, Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries.

Note 1-EBITDA, as used herein, is defined as income (loss) before income tax benefit (provision) and equity in loss of unconsolidated subsidiaries, plus depreciation plus net interest expense (which includes interest expense net of interest income).

EBITDA is presented in this release because it is an important supplemental measure of performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.  Other companies may calculate EBITDA differently.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, which is referred to as "U.S. GAAP," and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as an indicator of operating performance or any other measures of performance presented in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

	Income (Loss) Before Income Tax Benefit (Provision) and Equity in Unconsolidated Subsidiaries Reconciliation
	Actual 3 months ended September 30, 2009		Pro Forma 3 months ended June 30, 2009
	Storage	Feed	Storage	Feed
Income (loss) before income tax benefit (provision) and equity in unconsolidated subsidiaries	$4,879	$3,142	$4,948	$850
Depreciation	2,977	1,003	2,770	984
Interest Expense	23	23	--	--
EBITDA	7,879	4,168	7,718	1,834

	Income (loss) before income tax benefit (provision) and equity in unconsolidated subsidiaries reconciliation
	Actual 3 months ended September 30, 2009 Consolidated	Pro Forma 3 months ended June 30, 2009 Consolidated
Income (loss) before income tax benefit (provision) and equity in unconsolidated subsidiaries	5,396	2,827
Depreciation	3,985	3,772
Interest Expense	462	1,164
EBITDA	9,843	7,763

	SUMMARY OF SELECTED CONSOLIDATED BALANCE SHEET ITEMS (in thousands)
	As of September 30, 2009 (unaudited)		As of December 31, 2008
Property, plant and equipment	302,052	(3)	--
Goodwill	97,675	(3)	--
Net deferred income tax liability	61,511		(712)
Borrowings under credit facility	64,986		--
Stockholders' equity	294,594		80,512
Total Liabilities and Stock Equity	$472,446		$139,377

Note 3- Reflects the preliminary estimate of the purchase price adjustment.

For more information for periods ending September 30, 2009 and September 30, 2008, please refer to the company's Form 10-Q, which is available on Westway's website address at www.westway.com

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245